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                                 [LETTERHEAD]

FOR IMMEDIATE RELEASE
April 3, 2002

                 WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES
               APPOINTMENT OF NEW CEO AT PAT & OSCAR'S DIVISION


     SHERMAN OAKS, CA--April 3, 2002--Worldwide Restaurant Concepts, Inc. (NYSE:
     SZ) today announced that Robert Holden has been promoted to President and Chief Executive Officer of its Pat & Oscar's division. Mr. Holden, who joined Pat & Oscar's last year as Chief Operating Officer, will assume his new responsibilities immediately.

     "Mr. Holden has eighteen years of experience in the restaurant industry. He's held a broad range of operations positions at leading casual dining concepts, including Johnny Rockets, El Torito, and Panda Inn. He's built a solid track record of growing the top line while maintaining cost controls and we're confident that he will provide the leadership to unleash the full potential of the Pat & Oscar's brand," said Charles Boppell, President and Chief Executive Officer of Worldwide Restaurant Concepts.

     Most recently, Mr. Holden served as Vice President of Rio Bravo, a division of Chevy's, Inc, where he was responsible for all field operations, as well as training, human resources, marketing and franchise support. Prior to joining Rio Bravo, Mr. Holden served as Executive Vice President of Johnny Rockets, where he oversaw a total of 100 company and franchise units that spanned 19 states and 5 countries, and built an infrastructure to support growth exceeding 30 units annually.

     Mr. Holden served as Director of Concept Development of Panda Management Company, the operator of Panda Express and Panda Inn prior to joining Johnny Rockets. Mr. Holden's extensive experience also includes a wide range of field management positions that span 10 years with the El Torito brand, culminating with his appointment to Regional Vice President.

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     Mr. Holden succeeds John Sarkisian as President and Chief Executive Officer
     of Pat & Oscar's. Mr. Sarkisian, who helped shape the Pat & Oscar's brand and culture, will leave the company to pursue other interests.

     About Worldwide Restaurant Concepts

     Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 336 Sizzler(R) restaurants worldwide, 107 KFC(R) restaurants primarily located in Queensland, Australia, and 14 Pat & Oscar's(SM) restaurants.

     To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.